Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the AxoGen, Inc. 2017 Employee Stock Purchase Plan, of our reports dated March 1, 2017, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of AxoGen, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

Our report dated March 1, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expressed an opinion that AxoGen, Inc. had not maintained effective internal control over financial reporting for the design and operation of key controls around the use of judgment and calculations of significant estimates, as well as quarterly cycle count procedures related to consigned inventories, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Lurie, LLP
Lurie, LLP
Minneapolis, Minnesota
December 15, 2017